[EXECUTION COPY]
                              AMENDMENT NO. 1


                        dated as of April 25, 1995


                                  to the


                          SUBORDINATION AGREEMENT


                         dated as of May 6, 1993,


                                   among


                     HOWARD INTERNATIONAL CORPORATION,


                               JOHN HOWARD,


                           SIGNET BANK/MARYLAND,


                                    and


                             DATABILITY

                          TABLE OF CONTENTS


                                                                       Page


Section 1.    Definitions. . . . . . . . . . . . . . . . . . . . . . . .  2

Section 2.    Amendments to the Subordination Agreement. . . . . . . . .  2

Section 3.    Effectiveness. . . . . . . . . . . . . . . . . . . . . . .  4

Section 4.    Integration; Confirmation. . . . . . . . . . . . . . . . .  4

Section 5.    Counterparts . . . . . . . . . . . . . . . . . . . . . . .  4

Section 6.    Successors and Assigns . . . . . . . . . . . . . . . . . .  5

Section 7.    Governing Law. . . . . . . . . . . . . . . . . . . . . . .  5

                              AMENDMENT NO. 3


              This AMENDMENT NO. 1 (this "Amendment") is dated as of April 25, 1995 and is among HOWARD INTERNATIONAL CORPORATION and
JOHN HOWARD (each a "Junior Creditor" and, collectively, the
"Junior Creditors"), SIGNET BANK/MARYLAND, a Maryland banking corporation (the "Bank"), and DATABILITY, INC., a Delaware corporation (the "Company").

              Penril Datacomm Networks, Inc., a Delaware corporation ("Penril"), and the Company entered into an Agreement and Plan of Merger among Penril, the Company, all of the holders of the Company's capital stock (the "C/S Holders") and PD Acquisition Corp., a wholly-owned subsidiary of Penril, dated as of May 1, 1993 pursuant to which (i) all C/S Holders received common stock of Penril and (ii) PD Acquisition Corp. was merged into the Company which survived as a direct, wholly-owned subsidiary of Penril.

              To effect the merger, Penril entered into an Amended and Restated Credit Agreement dated as of May 6, 1993 with the Bank, as amended by Amendment No. 1 dated as of January 31, 1994 and by Amendment No. 2 dated on June 23, 1994, and as further amended by a letter agreement dated December 14, 1994 and a second letter agreement dated January 13, 1995 (the "Credit Agreement"). Penril is obligated under the Credit Agreement to use the proceeds of all Working Capital Loans available thereunder for its and its Restricted Subsidiary's general working capital requirements and to advance a not insubstantial portion of the proceeds of Working Capital Loans to its Restricted Subsidiaries. The Company was and is a Restricted Subsidiary of Penril. A portion of the loans under the Credit Agreement were advanced or contributed by Penril to the Company to enable the Company to repay all of its outstanding indebtedness to National Westminster Bank, PLC and to reduce the amount of the Company's trade indebtedness. The Junior Creditors were shareholders of the Company immediately prior to its acquisition by Penril, and remain creditors of the Company.

              To induce the Bank to enter into the Credit Agreement, the Company guaranteed to the Bank the full payment and performance of all of Penril's obligations under the Credit Agreement pursuant to a Guaranty dated as of May 6, 1993 (the "Guaranty"), and secured its guaranty with the grant of a security interest in favor of the Bank in all of the Company's tangible and intangible personal property pursuant to a Security Agreement dated as of May 6, 1993 (the "Security Agreement"), each between the Company and the Bank. Concurrently with the execution of the Credit Agreement and the Company's Guaranty and Security Agreement, the Junior Creditors, the Company and the
Bank entered into a Subordination Agreement (the "Subordination Agreement") pursuant to which the Junior Creditors subordinated in right of payment all indebtedness from time to time owing to them by the Company to the prior payment and performance of all of the Company's obligations in favor of the Bank under the Guaranty.

              By reason of the violation of the covenant in Section
5.6 of the Credit Agreement for its fiscal quarter ended January 31, 1995, Penril is in Default under the Credit Agreement.
Penril has requested the Bank to waive this Default, to modify
Section 5.6 of the Credit Agreement to conform to Penril's current financial projections, to issue a Standby Letter of Credit for the account of Penril in the approximate amount of $412,000 to enable Penril to post an appeal bond relating to certain litigation involving Penril and to make certain other changes to the Credit Agreement. The Bank is agreeable thereto, all on the terms and conditions set forth in the Second Amended and Restated Credit Agreement dated as of April 25, 1995 (as the same may be amended, supplemented or modified from time to time and including any agreement extending the maturity of, refinancing or otherwise restructuring of all or any portion of the obligations under such Agreement or any successor agreement, the "Amended Agreement").

              In connection with the Amended Agreement, the Bank is also agreeable to Penril's request that the Subordination
Agreement be amended so as to allow the Company to make certain limited payments of principal in respect of subordinated indebtedness which are now prohibited under the Subordination Agreement as a result of Penril's Default under the Credit Agreement, all as set forth in this Amendment. Accordingly, the parties hereto agree as follows:

              Section 1. Definitions. Terms used herein and not defined which are defined in the Amended Agreement shall have for the purposes hereof the respective meanings set forth therein.

              Section 2.     Amendments to the Subordination
Agreement.

              (a) The definition of "Senior Debt" in Section 1.1 is hereby amended to read in full as follows:

              "Senior Debt" means (i) all amounts now or hereafter payable by Penril to the Bank on the Notes,
         (ii) all other obligations or liabilities now or hereafter payable by Penril pursuant to the Amended Agreement, (iii) all obligations and liabilities now or hereafter payable by Penril under, arising out of or in connection with the Loan Documents, (iv) all amounts now or hereafter payable by the Company pursuant to the Guaranty or the Security Agreement and (iv) all other indebtedness, obligations and liabilities of Penril or the Company to the Bank, now existing or hereafter arising or incurred, whether or not evidenced by notes or other instruments, and whether such indebtedness, obligations and liabilities are direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, related or unrelated to the Loans, similar or dissimilar to the indebtedness arising out of or in connection with the Amended Agreement or the Guaranty or of the same or a different class of indebtedness as the indebtedness arising out of the Amended Agreement or the Guaranty, including, without limitation, any overdrafts in any deposit accounts maintained by Penril or the Company with the Bank, all obligations of Penril or the Company with respect to letters of credit, if any, issued by the Bank for the account of Penril or the Company, any indebtedness of Penril or the Company that is purchased by or assigned to the Bank and any indebtedness of Penril or the Company to any assignee of all or a portion of the Notes or any other obligation referred to above, together with all renewals, modifications, consolidations and extensions thereof.

              (b) The first paragraph of Section 2.4 of the Subordination Agreement is hereby amended to read as follows:

                   Section 2.4.  Payments on Subordinated Debt
         Suspended. No payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company which is subordinated to the payment of the Subordinated Debt) shall be made by the Company on account of the principal of or interest on the Subordinated Debt or on account of the purchase or other acquisition by it of the Subordinated Debt until the full, final and irrevocable payment of all Senior Debt. Notwithstanding the foregoing, (i) the Company may make the scheduled payment in May 1995 in respect of principal of the Subordinated Debt in an aggregate amount not to exceed $75,775, (ii) the Company may make payments in respect of the Subordinated Debt (on account of principal and/or interest as may be determined by the holders of the Subordinated Debt and the Company) on the dates, and in amounts not exceeding, the respective dates and amounts specified under the terms of the Subordinated Debt as in effect on the Effective Date of the Amended Agreement as the dates and amounts for payment of interest on the Subordinated Debt and (iii) from and after the date on which the principal of the Term Loans and the Acquisition Loan outstanding as of the Effective Date of the Amended Agreement has been reduced by $3,000,000, the Company may make payments of principal and interest in respect of the Subordinated Debt on the dates, in the amounts and (in respect of interest) at the rate or rates specified in the Subordinated Debt; provided, however, that in the event and during the continuation of any default in the payment of principal of or interest on any Senior Debt beyond any applicable grace period with respect thereto or, in the event that any other event of default with respect to any Senior Debt shall have occurred and be continuing which would permit the holders of the Senior Debt (or a Person or Persons acting on their behalf) to declare such Senior Debt to become due and payable prior to the date on which it would otherwise have become due and payable, then unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default, then no payment otherwise allowed pursuant to this sentence shall be made by the Company on account of the principal of or interest on the Subordinated Debt or on account of the purchase or other acquisition by it of the Subordinated Debt.

              Section 3. Effectiveness. This Amendment shall become effective as of the date hereof on the Effective Date (as defined in the Amended Agreement). On the Effective Date, the Subordination Agreement will be automatically amended as set forth herein. On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the Subordination Agreement as amended by this Amendment; provided, that the rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the terms of the Subordination Agreement.

              Section 4. Integration; Confirmation. On and after the Effective Date, each reference in the Subordination Agreement to "this Agreement", "this Subordination Agreement", "herein", "hereunder" or words of similar import, and each reference to any other document delivered in connection with the Subordination Agreement to the "Subordination Agreement" shall be deemed to be a reference to the Subordination Agreement as amended by this Amendment, all other terms and provisions of the Subordination Agreement shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

              Section 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, all of which taken together shall constitute a single integrated agreement with the same effect as if the signatures thereto and hereto were upon the same instrument. Complete sets of counterparts shall be lodged with the Junior Creditors, the Company and the Bank.

              Section 6. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any successor or assignee arising by operation of law.

              Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.


                                  DATABILITY, INC.



                                  By_________________________________
                                    Title:

                                  One Palmer Terrace
                                  Carlstadt, New Jersey  07072
                                  Telecopier Number: (201) 438-2688


                                  SIGNET BANK/MARYLAND



                                  By_________________________________
                                    Title:

                                  7700 Wisconsin Avenue, Suite 400
                                  Bethesda, Maryland  20841
                                  Telecopier Number: (301) 652-1175

                                  with a copy to:

                                  Brian D. Murphy
                                  McGuire, Woods, Battle & Boothe,
LLP
                                  One James Center
                                  Richmond, Virginia  23219
                                  Telecopier Number: (804) 775-1061



                                  HOWARD INTERNATIONAL CORPORATION



                                  By_____________________________
                                    Title:


                                  _______________________________
                                  John Howard

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